UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Computer Programs and Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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April 9, 2007

To the Stockholders of Computer Programs and Systems, Inc.:

You are invited to attend the 2007 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”), which will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, on Thursday, May 10, 2007 at 9:00 a.m., Central Time. Formal notice of the annual meeting, a proxy statement and a proxy card accompany this letter.

Also enclosed is the Company’s 2006 Annual Report to Stockholders.

Information about the annual meeting and the various matters on which the stockholders will act is included in the enclosed notice of annual meeting of stockholders and proxy statement. Please carefully consider the enclosed proxy statement and execute and return your proxy card so that the Company may be assured of the presence of a quorum at the annual meeting. A postage-prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy card will be of great assistance in reducing the expense of subsequent mailings. If you attend the annual meeting, and so elect, you may withdraw your proxy and vote in person.

Sincerely,

David A. Dye
Chairman of the Board

COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 Wall Street
Mobile, Alabama 36695

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 10, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”) will be held at 9:00 a.m., Central Time, on Thursday, May 10, 2007, at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, for the following purposes:

1.	To elect three Class II directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2010 annual meeting;

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has set March 30, 2007 as the record date for the annual meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also including a copy of our 2006 Annual Report to Stockholders in order to provide you with additional information about us. We encourage you to read the proxy statement and the 2006 Annual Report carefully.

The annual meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

By order of the Board of Directors,

M. Stephen Walker
Vice President — Finance, Chief Financial
Officer and Secretary

April 9, 2007

Whether or not you plan to attend the annual meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

PROXY STATEMENT

COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 Wall Street
Mobile, Alabama 36695

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 10, 2007

INFORMATION ABOUT THE ANNUAL MEETING

Our 2007 Annual Meeting of Stockholders will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602 on Thursday, May 10, 2007 at 9:00 a.m., Central Time.

Solicitation of Proxies

Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide you under the rules of the Securities and Exchange Commission. This proxy statement is designed to assist you in voting your shares. On or about April 9, 2007, we began mailing this proxy statement and the 2006 Annual Report to all stockholders of record at the close of business on March 30, 2007.

We will bear the cost of the solicitation of proxies. We will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

Stockholders Entitled to Vote

The Board of Directors has set March 30, 2007 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the annual meeting. At the close of business on March 30, 2007, there were 10,757,141 shares of the common stock of the Company, par value $.001 per share, outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the annual meeting.

Proposals to be Considered at the Annual Meeting

At the annual meeting, we will ask you to:

Proposal 1:	Elect three Class II directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2010 annual meeting; and

Proposal 2:	Ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2007.

Information About a Quorum

At the annual meeting, the presence of a majority of the shares of common stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Votes Necessary for Each Proposal to be Approved

Assuming the presence of a quorum, the three Class II director nominees receiving the most votes, whether cast in person or by proxy, will be elected (Proposal 1). Proposal 2 (ratification of auditors) requires for adoption the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

A stockholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for stockholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting in favor of any proposal brought before the annual meeting. Since the election of directors (Proposal 1) is determined by the votes cast at the annual meeting, abstentions will not affect the outcome of this matter. An abstention as to the ratification of the appointment of independent registered public accountants (Proposal 2) will have the same effect as voting against the proposal.

Generally, a broker is entitled to vote shares held in “street name” on routine matters without instructions from the beneficial owner of such shares. On the other hand, a broker may not be entitled to vote shares held in “street name” on certain non-routine items absent instructions from the beneficial owner of such shares (a “broker non-vote”). Broker non-votes, if any, are counted for general quorum purposes, but are not deemed to be present with respect to any matter for which a broker does not have authority to vote. Broker non-votes will not be counted for purposes of the election of directors (Proposal 1) and will have no effect on the outcome of the vote for Proposal 2.

Submission of Proxies

Please complete, sign, date and return the proxy card in the enclosed envelope so the common stock you own will be voted in accordance with your wishes. If you desire to revoke your proxy, you may do so either by attending the annual meeting in person or by delivering written notice of revocation so that it is received by the Company or its transfer agent, American Stock Transfer & Trust Company, N.A., on or before May 9, 2007. The address for American Stock Transfer & Trust Company is 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Gail Domenech.

PROPOSAL 1
ELECTION OF CLASS II DIRECTORS

Board Structure

Our Certificate of Incorporation provides that the number of directors of the Company shall be fixed by resolution of the Board of Directors and divided into three classes. We currently have ten directors. Directors in each class are elected for three-year terms. The current term of the Class II directors expires at the 2007 annual meeting. The current Class III directors will serve until the 2008 annual meeting or until their successors are elected and qualified. The current Class I directors will serve until the 2009 annual meeting and until their successors are elected and qualified.

Voting of Proxies

The persons named as proxies in the enclosed proxy card, unless a contrary direction is indicated on the enclosed proxy card, intend to vote the shares for which they serve as proxy in favor of the nominees named herein. If any of the nominees should be unable to serve, which the Board of Directors does not anticipate will occur, the proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to select an additional person as a director.

Unless otherwise specified in the enclosed proxy card, it is intended that votes will be cast for the election of all of the nominees as Class II directors. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named. Vacancies that occur on the Board of Directors may be filled by remaining directors until the next election of directors for the class in which the vacancy occurred.

Information About the Nominees

The Board of Directors has nominated M. Kenny Muscat, J. Boyd Douglas, and Charles P. Huffman for election as Class II directors to serve a three-year term until the 2010 annual meeting of stockholders or until their successors are elected and qualified. Below is a description of each of the nominees. Each of these nominees currently serves as a director of the Company. The stock ownership with respect to each nominee for election as a director is set forth in the table entitled “Security Ownership of Certain Beneficial Owners and Management.”

M. Kenny Muscat, 60, is one of our founders and has served as a director since our formation in 1979. From 1979 until his retirement in June 1999, Mr. Muscat served as our Executive Vice President. Mr. Muscat’s son, Michael K. Muscat, is an executive officer of the Company.

J. Boyd Douglas, 40, has served as our President and Chief Executive Officer since May 2006. He was first elected as a director in March 2002. Mr. Douglas began his career with us in August 1988 as a Financial Software Support Representative. From May 1990 until November 1994, Mr. Douglas served as Manager of Electronic Billing, and from December 1994 until June 1999, he held the position of Director of Programming Services. From July 1999 until May 2006, Mr. Douglas served as our Executive Vice President and Chief Operating Officer.

Charles P. Huffman, 53, was first elected as a director at the 2004 annual meeting. Mr. Huffman has served as the Senior Vice President and Chief Financial Officer of EnergySouth, Inc., a public company specializing in natural gas distribution and storage, since December 2000. From 1998 to 2000, Mr. Huffman served as the Vice President, Chief Financial Officer and Treasurer of EnergySouth, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE CLASS II DIRECTOR NOMINEES.

Information About Our Other Directors

The following is a description of each of our other current directors:

          Class I Directors

William R. Seifert, II, 58, was first elected as a director in February 2002. From 1994 through November 2006, Mr. Seifert served as Executive Vice President of AmSouth Bank. Since the merger of AmSouth Bank and Regions Bank in November 2006, Mr. Seifert has served as Executive Vice President of Regions Bank, with responsibility for 44 branch offices in south Alabama.

W. Austin Mulherin, III, 41, was first elected as a director in February 2002. Since 1991, Mr. Mulherin has practiced law, handling a variety of litigation and business matters for public and private companies. He has been a partner in the law firm of Frazer, Greene, Upchurch & Baker, LLC since 1998.

John C. Johnson, 56, has been a director since 2004. Mr. Johnson has worked as a real estate appraiser for Courtney & Morris Appraisals, Inc. in Mobile, Alabama since September 2001. From December 1994 to January 1998, Mr. Johnson served as the President and Chief Operating Officer of Coopersmith, Inc., a regional wholesale bakery located in Mobile, Alabama. After chairing the transition team for the sale of Coopersmith, Inc. to Earthgrains Company from January 1998 to May 1999, Mr. Johnson retired from the bakery industry and worked for a brief time as the Business Manager of Saint Ignatius Church. Mr. Johnson is currently a director of Regions Bank of Mobile, an operating division of Regions Bank, which is a subsidiary of Regions Financial Corporation.

          Class III Directors

John Morrissey, 65, has been a director since 1999, and served as Chairman of the Board of Directors from February 2002 until May 2006. Mr. Morrissey served as our Vice President, Sales and Marketing from January 1985 until his retirement in June 1999.

Ernest F. Ladd, III, 66, was first elected as a director in February 2002. From 1979 until his retirement in 1997, Mr. Ladd was employed by Dravo Corporation, a national producer and marketer of chemical products, serving most recently as its Executive Vice President and Chief Financial Officer since 1988. From April 1984 until April 2006, Mr. Ladd was a director of Regions Bank of Mobile, an operating division of Regions Bank, which is a subsidiary of Regions Financial Corporation. Mr. Ladd is chairman of the Audit Committee of the Board of Directors.

David A. Dye, 37, has been a director since March 2002, and he was appointed as Chairman of the Board of Directors in May 2006. Mr. Dye served as our President and Chief Executive Officer from July 1999 until May 2006. Mr. Dye began his career with us in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for us in various capacities, including as Manager of Financial Software Support, Director of Information Technology and then as our Vice President supervising the areas of sales, marketing and information technology. Beginning in July 2006, Mr. Dye became a partner with Bulow Biotech Prosthetics, a company located in Clarksville, Tennessee that operates prosthetic clinics in the Southeastern United States.

Hal L. Daugherty, 59, has been a director since 2004. Mr. Daugherty has served since 1999 as the Chief Executive Officer of The Mobile Heart Specialists, P.C. (formerly The Heart Group, P.C.), a cardiology practice located in Mobile, Alabama. Mr. Daugherty also serves as the administrator for Heart Group of the Eastern Shore, P.C., a cardiology practice located in Fairhope, Alabama, the permanent medical consultant to Urology Associates of Mobile, P.A., a urology practice located in Mobile, Alabama, and a consultant to Eastern Shore Medical Specialists, LLC, a physician practice located in Fairhope, Alabama.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The Board of Directors has adopted corporate governance guidelines that set forth the fundamental corporate governance principles of the Company in order to demonstrate the Board’s accountability and its desire to achieve superior business results. We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers (including our Chief Executive Officer and senior financial officers) and employees. We have also adopted a separate code of ethics with additional guidelines and responsibilities applicable to our Chief Executive Officer and senior financial officers, known as the Code of Ethics for CEO and Senior Financial Officers. Copies of the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.cpsinet.com in the “Investors” section under “Corporate Governance.”

Director Independence

Nasdaq listing standards require that the Company have a majority of independent directors. Accordingly, because our Board of Directors currently has ten members, Nasdaq requires that at least six of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board of Directors affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standard sets forth a list of relationships that would preclude a finding of independence.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines (i) that no relationships exist that would preclude a finding of independence and (ii) that the director has no relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities as a director. Members of the audit, compensation and nominating and corporate governance committees must also meet applicable independence tests of Nasdaq and the Securities and Exchange Commission.

At a meeting held on January 22, 2007, the Board of Directors reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. After deliberation, the Board determined that the six non-employee directors listed below are independent, and that all of the members of the audit, compensation and nominating and corporate governance committees also satisfy the independence tests referenced above.

The following table describes the categories or types of transactions, relationships, or arrangements considered by the Board in reaching its determination that the following directors are independent:

Name	Independent	Transactions/Relationships/Arrangements Considered
Hal L. Daugherty	Yes	None
Charles P. Huffman	Yes	None
John C. Johnson	Yes	Since August 2005, CPSI has paid fees to a registered broker-dealer for cash management services. Mr. Johnson serves as a director of a bank that is affiliated with the broker-dealer receiving the fees. The annual fees paid by CPSI have been less than 1% of the annual revenues of the broker-dealer.
Ernest F. Ladd, III	Yes	None
W. Austin Mulherin, III	Yes	Mr. Mulherin is a partner in a law firm that performs certain legal services for CPSI. With respect to the most recent three completed fiscal years, total payments by CPSI to the law firm have been less than 1% of the law firm’s annual revenues.

Mr. Mulherin’s brother-in-law, Matt Cole, is employed by CPSI as a sales manager. Mr. Cole is not an officer of CPSI.
William R. Seifert, II	Yes	Since August 2005, CPSI has paid fees to a registered broker-dealer for cash management services. Mr. Seifert serves as an executive officer of a bank that is affiliated with the broker-dealer receiving the fees. The annual fees paid by CPSI have been less than 1% of the annual revenues of the broker-dealer.

Mr. Seifert’s son’s construction business has entered into individual contracts with Boyd Douglas and Patrick Immel to construct houses for them. Mr. Seifert is not an owner, director or employee of this business. CPSI does not make any payments related to these arrangements.

Board Structure and Committees

Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years or until his successor is elected and qualified. The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary. The Board of Directors met six times in 2006.

During 2006, the Company had four standing committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board.

Only members of the Board of Directors can be members of a committee, and each committee is required to report its actions to the full Board of Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates under a written charter adopted by the Board. Charters for each of these three committees are available on the Company’s website at www.cpsinet.com in the “Investors” section under “Corporate Governance.”

None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by all committees of the Board of Directors on which he served. Absent extenuating circumstances, directors are expected to attend annual meetings of the Company’s stockholders. All of our directors attended the 2006 annual meeting of stockholders.

The following describes the functions and sets forth the current membership of each Committee of the Board of Directors. The number of meetings that each Committee held in 2006 is also listed.

Executive Committee

The members of the Executive Committee are John Morrissey, Chairman, and M. Kenny Muscat. The Executive Committee did not meet during 2006.

Between meetings of the Board of Directors and while the Board of Directors is not in session, the Executive Committee has all the powers and can exercise all the duties of the entire Board of Directors relating to the management of the business and affairs of the Company. The Executive Committee, however, is prohibited from taking certain actions, including, but not limited to, approving dividends and filling vacancies on the Board.

Audit Committee

The current members of the Audit Committee are Ernest F. Ladd, III, Chairman, William R. Seifert, II and Charles P. Huffman, all of whom are independent directors as defined under existing Nasdaq rules. The Audit Committee met five times during 2006.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: the financial reports and other financial information provided by the Company to its stockholders and others; the Company’s financial policies and procedures; the Company’s system of internal controls; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for appointing and overseeing the independent auditor of the Company.

The Board of Directors has carefully evaluated the backgrounds of the members of the Audit Committee and has determined that such members qualify as independent under applicable Nasdaq listing standards and SEC rules for Audit Committee membership. Furthermore, in accordance with SEC rules, the Board has determined that Ernest F. Ladd, III and Charles P. Huffman both qualify as an “audit committee financial expert” as defined by the applicable SEC rules. The Report of the Audit Committee appears in this proxy statement at page 28.

Compensation Committee

The current members of the Compensation Committee are William R. Seifert, II, Chairman, W. Austin Mulherin, III and John C. Johnson. The Board of Directors has determined that each of these members is independent under the Nasdaq director independence standards. The Compensation Committee met three times during 2006.

The Compensation Committee is authorized to approve and recommend to the Board of Directors the compensation to be paid to officers, directors and committee members of the Company. Executive compensation may include, but is not limited to, salary, bonus, stock options, other annual compensation and any combination thereof as the Compensation Committee deems appropriate in light of the performance of the Company. The Compensation Committee Report appears on page 15 of this proxy statement.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are W. Austin Mulherin, III, Chairman, Hal L. Daugherty, Jr. and Charles P. Huffman. The Board of Directors has determined that each of these members is independent under the Nasdaq director independence standards. The Nominating and Corporate Governance Committee met one time during 2006.

The purpose of the Nominating and Corporate Governance Committee is to (a) identify individuals qualified to become members of the Board and to recommend director nominees to the Board for election by the stockholders, (b) monitor, oversee and evaluate the corporate governance principles applicable to the Company and (c) oversee the evaluation of the Board and management.

Consideration of Director Nominees

Director Qualifications

Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by the Nasdaq listing standards, as well as skills, occupation and experience in the context of the needs of the Board. The Company’s Guidelines of Significant Governance Issues (the “Governance Guidelines”) also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including relevant experience, intelligence, independence, commitment, integrity, diligence, conflicts of interest, age, compatibility with the Company’s management team and culture, prominence, understanding of the Company’s business, the ability to act in the interests of all stockholders and other factors deemed relevant. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Process for Identifying and Evaluating Nominees for Director

The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director Nominees Proposed by Stockholders

The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria and no particular criterion is necessarily applicable to all prospective nominees.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals to be considered as potential director candidates by submitting the following information to the “Nominating and Corporate Governance Committee of Computer Programs and Systems, Inc.,” c/o Corporate Secretary, 6600 Wall Street, Mobile, Alabama 36695:

•	The name of the recommended person;

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•	As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Our Bylaws provide that written notice of a stockholder’s intent to make a nomination at a stockholders meeting must be given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company and received (1) with respect to any annual meeting, not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting of stockholders, (2) if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 60 days before the date of the applicable annual meeting, or (3) with respect to any special stockholders meeting called for the election of directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

Each such stockholder’s notice shall set forth:

•	the name and address of such stockholder, as it appears on the Company’s books;

•	a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of our stock beneficially owned by such stockholder and the nominee;

•	a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder;

•	the name, age, business address and, if known, residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the nominee to serve as a director if elected.

The chairman of the annual meeting of stockholders shall determine whether or not a nomination was made in accordance with the procedures set forth in our Bylaws. If the chairman determines that a nomination is defective, he will declare to the meeting that such nomination is defective, and the defective nomination will be disregarded.

Stockholder Communications with the Board

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating and Corporate Governance Committee
of Computer Programs and Systems, Inc.
c/o Corporate Secretary
6600 Wall Street
Mobile, Alabama 36695

All communications to the Board will be relayed to the Chairman of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know.

Executive Sessions

Executive sessions of the independent directors of the Board are to be held at least two times a year and otherwise as needed. These sessions are chaired by an independent director selected by a majority of the independent directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which establishes the compensation of the executive officers of CPSI, during 2006 was comprised of Messrs. Seifert, Mulherin and Johnson. No member of the Committee is, or was during 2006, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our policy with respect to the compensation of executive officers is linked to our historical method for identifying and selecting executive officers to manage the company. Generally, we have sought to identify and promote talented individuals from within the company to become our executive officers. Specifically, those individuals hired by us who have demonstrated over time the greatest ability to successfully develop, market and manage our products and services, who have developed a comprehensive understanding of our operations and finances from the ground up, and who have exhibited strong management skills, have been promoted by the Board of Directors to the executive officer ranks. We feel that this method of selecting executive officers offers us the best chances of continuing to grow our business and of generating long-term returns for our stockholders. Our compensation philosophy is consistent with, and attempts to further, our belief that the caliber and motivation of our executive officers, and their leadership, are critical to our success.

Our compensation program is designed to motivate and retain our executive officers, to align their financial interests with those of our stockholders and to reward company performance and/or behavior that enhances stockholder returns. The elements of compensation consist of base salary and discretionary cash bonuses and equity awards. The base salaries paid to our executive officers are determined principally by the job responsibilities required by the position and the length of service of the individual in such position and at the company. Additionally, of the six executive officers identified in the Summary Compensation Table on page 16 (who we refer to as our named executives), the base salaries of two of them, Victor S. Schneider and Troy D. Rosser, consists primarily of commissions, which are based on the amount of profit generated by the company from their sales of new software systems, hardware and outsourcing services.

The other elements of executive compensation consist of discretionary awards of cash bonuses and time-based equity grants. We do not have a regular or pre-established plan for making either cash bonuses or equity awards. Instead, they are made on a case-by-case basis at the discretion of the Compensation Committee and the Board. Cash bonuses are paid in circumstances where the Board believes it is appropriate to reward exceptional individual and/or company performance. Stock-based awards are made in order to provide management with an equity interest in the company, which we believe helps to motivate them and align their financial interests with those of our stockholders. We believe that our compensation program has been successful in retaining executive talent, in that all of the current named executives have been employed by the company for more than 15 years, while Mr. Dye retired from his position as President and CEO after serving with the company for 16 years.

No Employment or Severance Agreements

Our named executives do not have employment, severance or change-of-control agreements. Our named executives serve at the will of the Board, which enables the company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the company’s employment and compensation philosophy.

Oversight of Executive Compensation

Our Compensation Committee has oversight of the executive compensation program and normally recommends to the full Board for approval the compensation paid to our executive officers. The Compensation Committee is composed of the following three non-employee members of the Board of Directors: William R. Seifert, II (Chairman), W. Austin Mulherin, III and John C. Johnson. Each of these directors has been determined by the Board of Directors to qualify as independent under applicable Nasdaq director independence standards. The members of the Compensation Committee are appointed on an annual basis by the full Board upon recommendation of the Nominating and Corporate Governance Committee.

The Compensation Committee is governed by the Compensation Committee Charter, a copy of which is available on CPSI’s website at www.cpsinet.com in the “Investors” section under “Corporate Governance.” The Compensation Committee’s primary responsibilities with respect to establishing executive compensation and administering our compensation program, as provided for in the committee’s charter, include the following:

•	Reviewing and making recommendations to the Board regarding the compensation of the executive officers of the company;

•	Reviewing and making recommendations to the Board regarding our policies and procedures pertaining to director compensation;

•	Reviewing and making recommendations to the Board regarding executive compensation and benefit plans and programs; and

•	Overseeing and administering our equity-based plans.

The scope of the Compensation Committee’s authority is limited by the responsibilities that are set forth in the charter. Additionally, in fulfilling its responsibilities, the Compensation Committee is permitted to delegate its authority to one or more of its members. The charter further provides the Compensation Committee with the authority to engage independent compensation consultants and legal advisers when determined by the Committee to be necessary or appropriate in carrying out its duties. The Compensation Committee has sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms. The Compensation Committee has never used a compensation consultant.

The Compensation Committee is required on an annual basis to review and reassess the adequacy of its charter and recommend any changes to the full Board. Any revisions to the charter are to be made by the full Board. The Committee last reviewed and assessed the adequacy of its charter on January 19, 2007, and recommended to the Board that the charter be amended to reflect the Committee’s new responsibilities with respect to the disclosures made in the Compensation Discussion and Analysis section of the annual proxy statement. The Board approved the amended charter as proposed on January 22, 2007, and an updated copy of the charter is posted on our website.

Role of Executive Officers

Our Chief Executive Officer and Chief Operating Officer make recommendations to the Compensation Committee regarding base salaries, bonuses and equity compensation grants for the remainder of our executives. Neither the Chief Executive Officer nor the Chief Operating Officer is involved in determining his own compensation. The Committee has discretion to approve, disapprove or modify recommendations made by these executives, and then provides a recommendation regarding compensation of our executive team to the Board for its approval.

Role of Compensation Consultant

Neither the company nor the Compensation Committee has had any relationship or contractual arrangement with any compensation consultant in determining or recommending the amount or form of senior executive or director compensation. In the future, however, the Compensation Committee may engage or seek the advice of a compensation consultant.

Elements Used to Achieve Compensation Objectives

Base Salaries.  Each named executive’s base salary is determined principally by the responsibilities required by the executive’s position, as well as the executive’s length of service in a position and at our company, and also takes into account individual competence. The amount of any future increase in base salary will be considered based on the above mentioned factors and may also take into account the company’s financial performance and the compensation paid by our competitors and/or other comparable-sized companies.

Commissions.  Certain of our executive officers, including two of our named executives — Victor S. Schneider and Troy D. Rosser — are compensated in part through the payment of commissions. The amount of commission-based compensation received by each of them is based directly on the amount of profit generated from the sales of new software systems, hardware and outsourcing services by such executive to new and existing customers. The amount of commissions earned by these named executives is included in the Salary column of the Summary Compensation Table on page 16 below.

Bonuses.  Prior to January 2005, our policy was to pay bonuses to executive officers in order to assist them in servicing the debt that they had incurred in purchasing our common stock prior to the time of our initial public offering in 2002. As of January 2005, substantially all of these loans were satisfied in full. Therefore, while the Compensation Committee elected not to decrease the total amount of cash compensation payable to the executive officers, the Compensation Committee did not believe that these bi-weekly payments should continue to be considered bonuses. Accordingly, effective January 2005, the Compensation Committee decided to characterize the payments as part of the executive officers’ base salary. Our current bonus policy, as reflected in 2006, is to pay cash bonuses only on a case-by-case basis in circumstances where the Board believes it is appropriate to reward exceptional individual and/or company performance. The Compensation Committee typically reviews and recommends to the Board for approval bonuses paid to executive officers.

On July 17, 2006, the Board elected to pay a discretionary cash bonus of $150,000 to J. Boyd Douglas, our CEO, in recognition of his leadership role and individual performance following the transition he made from COO to CEO beginning in May 2006, as well as the financial performance of the company during the first six months of 2006. We expect to pay cash bonuses to executive officers in the future as part of the Company’s overall executive compensation program as circumstances warrant. Our bonus structure has been, and will continue to be, designed to reward individual and company performance.

Equity Compensation.  We make occasional grants of equity compensation to executive officers in order to provide an incentive for them to maintain their relationship with the Company and to align their interests and compensation with the long-term interests of stockholders. However, we have no pre-established program or schedule for making such grants. Instead, grants are made solely on a discretionary basis taking into account our need to incentivize management.

At the time of our initial public offering in May of 2002, we awarded non-qualified stock options under our 2002 Stock Option Plan to all of our employees, including all of our then current executive officers. These options vest in May of 2007, on the fifth anniversary of the date of grant, provided that the executive is employed by us as of such date. The options expire in May 2009, on the seventh anniversary of the date of grant. The options do not contain any performance-based conditions to vesting. This grant was made to permit all of our employees to participate in the ownership of the company in connection with our becoming a public company. The number of options granted was determined using a formula based on years of service to the company and then current salary. No option grants have been made since the time of our initial public offering in May of 2002.

Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, we addressed the desirability of granting shares of restricted stock to executive officers and concluded that restricted stock would provide an equally motivating form of incentive compensation. Accordingly, in anticipation of the upcoming change in accounting for stock options, our Board of Directors, upon the Compensation Committee’s recommendation, adopted the 2005 Restricted Stock Plan, which was approved by our stockholders at the 2005 annual meeting.

In 2006 we awarded restricted stock to certain of our executive officers, including all of our named executives, under the 2005 Restricted Stock Plan. The 2006 restricted stock grants were “timed-based” awards, meaning that they vest over a period of time and are not subject to the achievement of any performance-based goals. Specifically, one-fifth of the shares vest on January 30 of each year beginning on January 30, 2007.

However, in order to vest, the executive must remain employed by us on each vesting date. The only circumstances that trigger an acceleration of vesting of an award are the following: a change of control of the company; the death or disability of the executive and; at the discretion of the Compensation Committee, upon the executive’s termination without cause (as defined in the plan). The size of these awards was based on the subjective determination of the Committee, which considered each executive’s importance to and tenure with the company and level of responsibility. The purpose of these awards was to incentivize management to continue employment with the Company and to further align their financial interests with those of our stockholders.

Pursuant to the terms of the Restricted Stock Plan and Mr. Dye’s individual award agreement, Mr. Dye forfeited all of his shares of restricted stock in May 2006 when he retired as our Chief Executive Officer. However, in connection with his retirement, our Board of Directors exercised the discretion accorded to it under the 2002 Stock Option Plan and approved, pursuant to the terms of the plan, the acceleration of vesting of all of the stock options that had been granted to Mr. Dye in May 2002. In making the decision to accelerate the vesting of Mr. Dye’s stock options, the Board took into account the fact that Mr. Dye had more than 15 years of continuous service with the company, his historical contributions to the growth of the company and the proximity of his retirement to the vesting date. The Board also considered Mr. Dye’s willingness to continue to provide valuable services to the company by agreeing to serve as Chairman of the Board (beginning upon his retirement as CEO in May 2006) and to serve as a consultant to the company for up to six months following retirement in order to assist with the transition of the role of CEO to Mr. Douglas.

Equity Grant Practices

To date, our practice in granting restricted stock has been to determine the dollar amount of equity compensation that we want to provide the executives and then to grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant. We determine the fair market value based on the closing price of our stock on the Nasdaq Stock Market on the date of grant. The Compensation Committee made grants of restricted stock to each of our named executive officers on January 30, 2006. The proximity of the grant date to the date on which we announced 2005 year-end and fourth quarter earnings, February 2, 2006, was coincidental.

Perquisites and Other Benefits

None of our executive officers receives any perquisites. Our policy is not to provide perquisites to executives, in part because we believe that they do not effectively incentivize management to improve the financial performance of the company. Additionally, we do not maintain any pension or defined benefit plans for the benefit of our executive officers.

Our executive officers participate in the company’s 401(k) on the same terms as all of our employees. We match employee contributions up to $1,000 per employee per year and contribute up to another $1,000 per employee per year depending on the profitability of the company. Senior management, including the named executive officers, participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance and long-term disability insurance.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that a company may not deduct compensation of more than $1,000,000 that is paid to certain executives in a given year. To date, no executive officer of the Company has ever received compensation exceeding $1,000,000 in a single year. Accordingly, the Company believes that compensation paid under compensation plans are generally fully deductible for federal income tax purposes. However, as part of its role, the Committee will review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent that more than $1,000,000 is ever proposed to be paid to executives in the future.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based compensation, including stock options granted under the 2002 Stock Option Plan and restricted stock granted under the 2005 Restricted Stock Plan, in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 proxy statement.

The Compensation Committee:

William R. Seifert, II, Chairman
W. Austin Mulherin, III
John C. Johnson

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. The Company has not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the named executive officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation. David A. Dye retired as President and Chief Executive Officer in May 2006, but continued to serve as a consultant to the Company through November 2006 in order to assist with the transition of the role of Chief Executive Officer to Mr. Douglas.

Based on the compensation reflected in the table below, “Salary” accounted for the following percentages of each named executive officer’s total compensation: 54% for Mr. Douglas, 77% for Mr. Walker, 81% for Mr. Schneider, 78% for Mr. Peterson, 78% for Mr. Rosser and 59% for Mr. Dye. “Bonus” accounted for approximately 16% of Mr. Douglas’s total compensation. None of the other named executive officers earned bonuses in 2006.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)		($)	($)(4)	($)(5)	($)	($)	($)(6)	($)
J. Boyd Douglas President, CEO and Director	2006	$500,000		$150,000	$235,452	$4,192	-0-	-0-	$35,551	$925,195
M. Stephen Walker Vice President — Finance and CFO	2006	$375,000		-0-	$92,201	$3,246	-0-	-0-	$18,776	$489,223
Victor S. Schneider Senior Vice President — Corporate and Business Development	2006	$476,504	(2)	-0-	$92,201	$3,965	-0-	-0-	$18,776	$591,446
Thomas W. Peterson Senior Vice President — Clinical Software Services	2006	$400,000		-0-	$92,201	$3,411	-0-	-0-	$18,776	$514,388
Troy D. Rosser Vice President — Sales	2006	$387,605	(3)	-0-	$92,201	$1,163	-0-	-0-	$18,776	$499,745
David A. Dye(1) Former President and CEO, Current Director	2006	$239,731		-0-	-0-	$96,512	-0-	-0-	$67,275	$403,518

(1)	David A. Dye retired as President and Chief Executive Officer effective May 17, 2006.

(2)	$226,504 of this amount represents sales commissions earned by Mr. Schneider during 2006.

(3)	$187,605 of this amount represents sales commissions earned by Mr. Rosser during 2006.

(4)	Represents the compensation costs of restricted stock grants for financial reporting purposes for 2006 under FAS 123R, rather than the amount paid to or realized by the named executive officer. See Note 7 to the financial statements in our Form 10-K for the year ended December 31, 2006 for the assumptions made in determining the 123R values. The FAS 123R value as of the grant date for restricted stock is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the FAS 123R amounts will ever be realized. Mr. Dye forfeited his entire restricted stock award on May 17, 2006 prior to any of the shares vesting. With respect to Mr. Douglas, also includes $51,040 of deferred compensation expense recognized by the Company in connection with the transfer of shares by one of our directors to Mr. Douglas on May 17, 2002, as described in Note 7 to the financial statements in our Form 10-K for the year ended December 31, 2006.

(5)	Represents the compensation costs of stock options for financial reporting purposes for 2006 under FAS 123R, rather than an amount paid to or realized by the named executive officer. See Note 7 to the financial statements in our Form 10-K for the year ended December 31, 2006 for the assumptions made in determining the 123R values. The FAS 123R value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. For retirement eligible grantees, the entire amount is expensed in the year of grant. In addition, ratable amounts expensed for grants that were granted in prior years are included — that is, amounts in respect of the grants made in 2002. There can be no assurance that the FAS 123R amounts will ever be realized. Additionally, for Mr. Dye, all unvested amounts were recognized in 2006 because, in connection with his retirement as President and CEO in May 2006, the Board approved the acceleration of vesting of all of his stock options.

(6)	The following table shows each of the components of the All Other Compensation column: Company contributions to the 401(k) retirement plan, dividends paid on unvested shares of restricted stock under the Company’s 2005 Restricted Stock Plan, and consulting fees paid to Mr. Dye following his retirement as President and CEO in May 2006. The Company does not provide any perquisites to its executive officers.

All Other Compensation — 2006

	Company 401(k)	Dividends on		Total ‘‘All Other
Name of Executive	Contributions	Restricted Stock	Consulting Fees	Compensation”
J. Boyd Douglas	$2,000	$33,551	-0-	$35,551
M. Stephen Walker	$2,000	$16,776	-0-	$18,776
Victor S. Schneider	$2,000	$16,776	-0-	$18,776
Thomas W. Peterson	$2,000	$16,776	-0-	$18,776
Troy D. Rosser	$2,000	$16,776	-0-	$18,776
David A. Dye	$1,000	$16,775	$49,500	$67,275

Grants of Plan-Based Awards in 2006

The following table provides information on restricted stock granted to each of our named executive officers in 2006. As set forth in the table, we made an award of restricted stock to our named executive officers on January 30, 2006 under our 2005 Restricted Stock Plan.

There can be no assurance that the grant date fair value of restricted stock will ever be realized. The amount of these awards that was expensed in 2006 is shown in the Summary Compensation Table on page 16.

								All Other
								Stock	All Other
								Awards:	Option
		Estimated Future Payouts Under			Estimated Future Payouts			Number of	Awards:	Exercise or	Grant Date
		Non-Equity Incentive Plan Awards			Under Equity Incentive Plan Awards			Shares of	Number of	Base Price of	Fair Value of
								Stock or	Securities	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Underlying	Awards	Option
Name of Executive	Grant Date	($)	($)	($)	(#)	(#)	(#)	(1)	Options	($/Sh)	Awards
J. Boyd Douglas	1/30/06	—	—	—	—	—	—	23,299	—	—	$1,000,000
M. Stephen Walker	1/30/06	—	—	—	—	—	—	11,650	—	—	$500,000
Victor S. Schneider	1/30/06	—	—	—	—	—	—	11,650	—	—	$500,000
Thomas W. Peterson	1/30/06	—	—	—	—	—	—	11,650	—	—	$500,000
Troy D. Rosser	1/30/06	—	—	—	—	—	—	11,650	—	—	$500,000
David A. Dye	1/30/06	—	—	—	—	—	—	23,299	—	—	$1,000,000(2)

(1)	The amounts shown in this column reflect the number of shares of restricted stock granted to each named executive officer on January 30, 2006 pursuant to the 2005 Restricted Stock Plan. The awards vest in five annual installments of 20% each on January 30 of each year, commencing on the first anniversary of the date of grant. The grantees are entitled to the receipt of dividends declared on our common stock at the same rate and on the same terms as our other stockholders. The shares automatically vest upon a grantee’s death or disability or upon a change in control of the company. The shares are forfeited upon a termination of the grantee’s employment with the company (other than as a result of death or disability).

(2)	The value shown is the grant date fair value of the full award; however, Mr. Dye retired on May 17, 2006 and forfeited the entire award on such date prior to any of the shares vesting.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table shows the number of shares of common stock covered by exercisable and unexercisable stock options and unvested restricted stock held by the named executed officers on December 31, 2006.

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive Plan	Incentive Plan
	Number		Plan Awards:					Awards:	Awards:
	of	Number of	Number of			Number of		Number of	Market or Payout
	Securities	Securities	Securities			Shares or	Market Value	Unearned	Value of
	Underlying	Underlying	Underlying			Units of	of Shares or	Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock	or Other Rights	Units or Other
	Options	Options	Unearned	Exercise	Option	Have Not	That Have Not	That Have Not	Rights That Have
Name of	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Executive	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
J. Boyd Douglas	-0-	3,954	—	$16.50	5/24/09	23,299	$791,933	—	—
M. Stephen Walker	-0-	3,062	—	$16.50	5/24/09	11,650	$395,984	—	—
Victor S. Schneider	-0-	3,741	—	$16.50	5/24/09	11,650	$395,984	—	—
Thomas W. Peterson	-0-	3,218	—	$16.50	5/24/09	11,650	$395,984	—	—
Troy D. Rosser	-0-	1,097	—	$16.50	5/24/09	11,650	$395,984	—	—
David A. Dye	-0-	—	—	—	—	—	—	—	—

The shares of restricted stock were granted to named executive officers on January 30, 2006 under the Company’s 2005 Restricted Stock Plan. The shares vest in five annual installments of 20% each on January 30 of each year, commencing on the first anniversary of the date of grant. Stock options were granted to the named executive officers on May 24, 2002 under the 2002 Stock Option Plan. The options become vested as to all of the shares covered by the grant on the fifth anniversary of the date of grant, or May 24, 2007, and expire on the seventh anniversary of the grant date. In connection with Mr. Dye’s retirement in May 2006, the Board of Directors exercised the discretion accorded to it under the 2002 Stock Option Plan and approved, pursuant to the terms of the plan, the acceleration of vesting of all of the stock options that had been granted to Mr. Dye in May 2002. As noted in the following table, Mr. Dye exercised these options in 2006.

Option Exercises and Stock Vested in 2006

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2006. Only David A. Dye exercised options in 2006. None of the shares of restricted stock granted to named executive officers vested during 2006.

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired	Value Realized		Acquired	Value Realized
	on Exercise	on Exercise		on Vesting	on Vesting
Name of Executive	(#)	($)		(#)	($)
J. Boyd Douglas	—	—		—	—
M. Stephen Walker	—	—		—	—
Victor S. Schneider	—	—		—	—
Thomas W. Peterson	—	—		—	—
Troy D. Rosser	—	—		—	—
David A. Dye	3,770	$73,515	(1)	—	—

(1)	This amount reflects the difference between the exercise price of the option and the market price of the Company’s common stock at the time of exercise.

Pension Benefits

The company does not maintain any plans that provide for payments or other benefits to named executive officers at, following, or in connection with their retirement.

Nonqualified Deferred Compensation

The company does not maintain any defined contribution or other plans that provide for the deferral of compensation to named executive officers on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

As described in the Compensation Discussion and Analysis, the named executive officers do not have employment, severance or change-in-control agreements with the Company. The information below describes and quantifies the compensation that would have accrued to the named executive officers under CPSI’s 2002 Stock Option Plan and 2005 Restricted Stock Plan, respectively, upon a termination of the executives’ employment or a change-in-control of CPSI on December 31, 2006. However, the actual benefit to a named executive officer under these plans can only be determined at the time of the change-in-control event or such executive’s separation from the Company. Additionally, the benefits described below are in addition to benefits available generally to salaried employees upon a termination of employment, such as distributions under CPSI’s 401(k) plan, subsidized retiree medical benefits, disability benefits and accrued vacation pay.

Under CPSI’s 2002 Stock Option Plan, if one of the named executives were to die or become disabled, any unexercisable stock options would become exercisable, and would remain exercisable until the earlier of one year from the date of death or disability or the expiration of the grant on May 24, 2009. Additionally, under CPSI’s 2005 Restricted Stock Plan, if one of the named executives were to die or become disabled, or upon approval by the Board, if the executive were to be terminated without cause, the restrictions on the restricted stock would lapse immediately.

Mr. Dye was not eligible to receive benefits under these plans on December 31, 2006 because, upon his retirement as CPSI’s Chief Executive Officer on May 17, 2006, he forfeited all of his restricted stock, and all of his stock options vested in full. Therefore, Mr. Dye is not included in the following disclosures.

Accelerated Vesting of Stock Options Upon a Termination of Employment

The terms of the stock option agreements with CPSI’s named executive officers under the 2002 Stock Option Plan provide that if the executive dies or becomes disabled, any unexercisable stock options would become immediately exercisable, and would remain exercisable until the earlier of one year from the date of death or disability or the expiration of the grant on May 24, 2009. “Disability” is defined as a permanent and total disability under the Company’s long-term disability insurance program.

The table below provides the intrinsic value of the outstanding stock options that would have vested in the event of the termination of employment of each named executive officer on December 31, 2006 due to the executive’s death or disability. The intrinsic value is calculated by multiplying the number of options that would have vested by the difference in the fair market value of CPSI’s common stock on December 31, 2006 and the exercise price of the option. The fair market value of a share of common stock is assumed to be $33.99, which was the closing price of the stock on December 29, 2006, the last trading day in 2006.

Amount that Would Have Been Realized Due to
Acceleration of Vesting of Option in the Event
Name	of the Executive’s Death or Disability

J. Boyd Douglas	$69,155
M. Stephen Walker	$53,554
Victor S. Schneider	$65,430
Thomas W. Peterson	$56,282
Troy D. Rosser	$19,187

Accelerated Vesting of Restricted Stock Upon a Termination of Employment

Terms of the restricted stock award agreements with the named executives under the 2005 Restricted Stock Plan provide for an acceleration of vesting of the restricted stock upon the death or disability of the executive, or, at the discretion of the Board of Directors, upon the executive’s termination without cause. “Cause” is defined in the 2005 Restricted Stock Plan as any of the following acts by the executive (i) a felony conviction, (ii) the failure to contest prosecution for a felony, or (iii) willful misconduct or dishonesty which is harmful to CPSI’s business or reputation, as determined by the Board. The definition of “disability” under the 2005 Restricted Stock Plan is the same as the definition of such term under the 2002 Stock Option Plan, as described above.

The table below sets forth the intrinsic value of the restricted stock that would have vested in the event of the termination of employment of each named executive officer on December 31, 2006, due to the executive’s death, disability or, upon approval by the Board, termination without cause. The intrinsic value is calculated by multiplying the number of shares that would have vested by the fair market value of CPSI’s common stock on December 31, 2006. The fair market value of a share of common stock is assumed to be $33.99, which was the closing price of the stock on December 29, 2006, the last trading day in 2006.

Amount that Would Have Been Realized Due to
Acceleration of Vesting of Restricted Stock in the Event of
Name	Executive’s Death, Disability or Termination without Cause(1)

J. Boyd Douglas	$791,933
M. Stephen Walker	$395,984
Victor S. Schneider	$395,984
Thomas W. Peterson	$395,984
Troy D. Rosser	$395,984

(1)	With respect to the termination of a named executive officer without cause, this table assumes that the Board would have exercised its discretion under the 2005 Restricted Stock Plan and approved an acceleration of vesting of all of the shares of restricted stock upon such a termination.

Accelerated Vesting of Stock Options and Restricted Stock Upon a Change in Control

Under the 2002 Stock Option Plan, in the event of a change in control of CPSI, the Board has the right to accelerate the date on which the options become exercisable. Under the 2005 Restricted Stock Plan, in the event of a change in control of CPSI, all of the shares of restricted stock not previously vested will automatically vest. For purposes of both the 2002 Stock Option Plan and the 2005 Restricted Stock Plan, a “change in control” generally consists of any one of the following events:

(i)  An acquisition of 50% or more of CPSI’s voting securities, other than an acquisition by:

-	CPSI or any CPSI benefit plan;

-	any company owned by CPSI stockholders in the same proportions as their ownership of CPSI stock; or

-	with respect to the 2002 Stock Option Plan, one or more of the six stockholders who sold stock in CPSI’s initial public offering in 2002.

(ii)	When, during any two-year period, the members of CPSI’s Board of Directors at the beginning of the period (along with any new director whose election or nomination is approved by at least two-thirds of the directors who either were directors at the beginning of the period or who were so approved) cease to constitute a majority of the Board.

(iii)	CPSI’s shareholders approve a merger or consolidation of CPSI with another corporation, unless the outstanding shares of CPSI stock immediately prior the transaction continue to represent more than 50% of the combined voting stock of CPSI or its successor immediately following the transaction.

(iv)	CPSI’s stockholders approve a plan of complete liquidation of CPSI or an agreement for the sale of all or substantially all of CPSI’s assets.

Upon the occurrence of any of these events, the Board of Directors is charged with determining the effective date of the change in control for purposes of the plans.

The table below sets forth the intrinsic value (calculated in the same manner as for the termination of employment calculations described above) for each named executive officer of the stock options and restricted stock that would have vested in the event that a change in control of CPSI had occurred on December 31, 2006. These calculations assume that the Board exercised its right to accelerate the vesting of unvested options under the 2002 Stock Option Plan.

	Restricted Stock	Options
Name	Vesting	Vesting	Total

J. Boyd Douglas	$791,933	$69,155	$861,088
M. Stephen Walker	$395,984	$53,554	$449,538
Victor S. Schneider	$395,984	$65,430	$461,414
Thomas W. Peterson	$395,984	$56,282	$452,266
Troy D. Rosser	$395,984	$19,187	$415,171

Non-Management Director Compensation for 2006

Each of our non-employee directors, other than members of the Audit Committee, receives an annual cash retainer of $10,000 for service as a director. Each director who is a member of the Audit Committee receives an annual cash retainer of $15,000. Each non-employee director also receives an attendance fee of $2,000 for each regular quarterly meeting of the Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors.

In accordance with its charter, the Compensation Committee has the authority to review and make recommendations to the Board regarding the Company’s policies and procedures pertaining to director compensation. The only increase in director compensation since the Company’s initial public offering in 2002 was an increase in the annual retainer for members of the Audit Committee in January 2004 from $10,000 to $15,000. In approving this increase in the annual retainer, the Board considered the amount of time that members of the Audit Committee were expending in fulfilling their duties to the Company, as well as the additional responsibilities imposed on committee members as a result of changes in corporate governance standards.

The table below summarizes the compensation paid by CPSI to non-employee directors for the fiscal year ended December 31, 2006.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)	($)	($)	Earnings	($)	($)

Hal. L. Daugherty	$16,000	—	—	—	—	—	$16,000
Charles P. Huffman	$23,000	—	—	—	—	—	$23,000
John C. Johnson	$18,000	—	—	—	—	—	$18,000
Ernest F. Ladd, III	$23,000	—	—	—	—	—	$23,000
John Morrissey	$18,000	—	—	—	—	—	$18,000
W. Austin Mulherin	$18,000	—	—	—	—	—	$18,000
M. Kenny Muscat	$18,000	—	—	—	—	—	$18,000
William R. Seifert, II	$23,000	—	—	—	—	—	$23,000
Dennis P. Wilkins	$9,000	—	—	—	—	—	$9,000

(1)	J. Boyd Douglas, the Company’s President and Chief Executive Officer, is not included in this table as he is, and at all times during 2006 was, an employee of the Company and thus received no compensation for his service as a director. The compensation received by Mr. Douglas as an employee of the Company is shown in the Summary Compensation Table on page 16. David A. Dye, the Company’s Chairman of the Board, and its President and Chief Executive Officer until May 17, 2006, is not included in this table as he was an employee of the Company during part of 2006. The consulting fees received by Mr. Dye following his retirement as President and Chief Executive Officer are reported in the Summary Compensation Table on page 16. Mr. Dye did not receive a retainer or any attendance fees for his service as a director in 2006. Mr. Wilkins retired as a director on May 11, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 30, 2007 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table on page 16;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

	Number of Shares	% of Shares
	of Common	of Common
Name of Beneficial Owner	Stock(1)	Stock(2)

Palisade Capital Management, L.L.C.(3)	867,000	8.1%
Century Capital Management LLC(4)	766,600	7.1%
Kayne Anderson Rudnick Investment Management, LLC(5)	866,034	8.1%
Neuberger Berman Inc.(6)	583,528	5.4%
Hal L. Daugherty, Jr.	0	*
J. Boyd Douglas(7)	127,953	1.2%
David A. Dye(8)	101,000	*
Charles P. Huffman(9)	1,000	*
John C. Johnson	500	*
Ernest F. Ladd, III	1,700	*
John Morrissey	362,000	3.4%
W. Austin Mulherin, III(10)	2,107	*
M. Kenny Muscat	551,364	5.1%
William R. Seifert, II	550	*
Thomas W. Peterson(11)	41,868	*
Troy D. Rosser(12)	12,747	*
Victor S. Schneider(13)	55,591	*
M. Stephen Walker(14)	57,712	*

All Directors & Executive Officers as a group (19 persons)	1,695,695	15.7%

*	Reflects ownership of less than 1%.

(1)	The number of shares of common stock reflected in the table is that number of shares which are deemed to be beneficially owned under the federal securities laws. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and investment power for the shares indicated.

(2)	Percentage of ownership is based on 10,757,141 shares of Company common stock outstanding as of March 30, 2007. In the case of persons who possess outstanding stock options, percentage of ownership is based on the shares described in the previous sentence and the number of shares underlying options held by such persons exercisable within 60 days from said date. Percentage of ownership with respect to all directors and executive officers as a group also includes options held by executive officers which entitle them to purchase 21,615 shares of common stock within 60 days of March 30, 2007.

(3)	The address of Palisade Capital Management, L.L.C. is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024. This information is based solely upon our review of Amendment No. 4 to Schedule 13G filed by Palisade Capital Management, L.L.C. with the Securities and Exchange Commission on or about February 13, 2007, reporting beneficial ownership as of December 31, 2006.

(4)	The address of Century Capital Management LLC is 100 Federal St. Boston, MA 02110. This information is based solely upon our review of a Schedule 13G filed by Century Capital Management LLC and certain related parties with the Securities and Exchange Commission on or about February 13, 2007, reporting beneficial ownership as of December 31, 2006.

(5)	The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue Of The Stars, 2nd Floor, Los Angeles, CA 90067. This information is based solely upon our review of a Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC with the Securities and Exchange Commission on or about February 5, 2007, reporting beneficial ownership as of December 31, 2006.

(6)	The address of Neuberger Berman Inc. is 605 Third Avenue, New York, NY 10158. This information is based solely upon our review of a Schedule 13G filed by Neuberger Berman Inc., and an affiliated entity, Neuberger Berman, LLC, with the Securities and Exchange Commission on or about February 13, 2007, reporting beneficial ownership as of December 31, 2006.

(7)	Includes 100 shares owned by Mr. Douglas’s wife and a total of 600 shares held in custodial accounts for the benefit of his three children. 3,866 shares are subject to a mandatory transfer obligation under which Mr. Douglas would be required to transfer the shares to Mr. Muscat, a director of CPSI, in the event Mr. Douglas’s employment with the Company terminates for certain reasons prior to May 17, 2007. Also includes 23,299 shares of restricted stock granted to Mr. Douglas on January 30, 2006, of which 4,660 shares are vested, and 3,954 options exercisable on May 24, 2007.

(8)	Includes 66,000 shares owned by Mr. Dye’s wife.

(9)	Mr. Huffman shares voting and investment power for these shares with his wife.

(10)	Includes 222 shares held in a custodial account for the benefit of Mr. Mulherin’s daughter.

(11)	Mr. Peterson shares voting and investment power for 27,000 shares with his wife. Includes 11,650 shares of restricted stock granted to Mr. Peterson on January 30, 2006, of which 2,330 shares are vested, and 3,218 options that vest on May 24, 2007.

(12)	Includes 11,650 shares of restricted stock granted to Mr. Rosser on January 30, 2006, of which 2,330 shares are vested. Also includes 1,097 options that vest on May 24, 2007.

(13)	Includes a total of 200 shares held in custodial accounts for the benefit of Mr. Schneider’s two children, 11,650 shares of restricted stock granted to Mr. Schneider on January 30, 2006, of which 2,330 shares are vested, and 3,741 options that vest on May 24, 2007.

(14)	Includes 11,650 shares of restricted stock granted to Mr. Walker on January 30, 2006, of which 2,330 shares are vested. Also includes 3,062 options that vest on May 24, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to us. Based on our review of these reports, we believe that, during the year ended December 31, 2006, all reports were filed on a timely basis by reporting persons except for Hal L. Daugherty, Jr., who filed one Form 4 late relating to a sale of 100 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy for the Review and Approval of Related Person Transactions

We may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” We have a policy regarding the review and approval of related person transactions.

In accordance with this policy, and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related person transactions that exceed or are expected to exceed $100,000 in any calendar year. This $100,000 threshold is less than the $120,000 threshold requiring disclosure under the rules of the Securities and Exchange Commission. The Audit Committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of any related person transaction in which he or she is a related person, but that director is required to provide the Audit Committee with all material information concerning the transaction.

Related Person Transactions

We lease our corporate headquarters campus from C.P. Investments, Inc., an Alabama corporation, pursuant to eight separate lease agreements with C.P. Investments. Six of the stockholders of C.P. Investments are related persons of CPSI: (i) John Morrissey, (ii) Kevin Wilkins and Tabitha Wilkins Olzinski, who are the children of Dennis Wilkins, and (iii) Ellen M. Harvey, Michael K. Muscat and Susan M. Slaton, who are the children of M. Kenny Muscat. Additionally, Mr. Morrissey is an officer and director of C.P. Investments. John Morrissey and M. Kenny Muscat are directors of CPSI, Michael K. Muscat is an executive officer of CPSI, and Mr. Wilkins was a director of CPSI until his retirement from the Board in May 2006.

In 2006, we made total lease payments in the amount of approximately $1,694,000 to C.P. Investments, and we anticipate making lease payments to C.P. Investments in 2007 in the aggregate amount of $1,709,096, subject to annual adjustment based on the Consumer Price Index. The annual rents payable under these leases have been determined by an independent, third-party appraisal firm. The lease agreements provide for a subsequent third-party appraisal of the rental amounts at the conclusion of the fifth year of each lease. Based on the related persons’ ownership interests in C.P. Investments, the approximate dollar amount of each such person’s interest in the 2006 lease payments to C.P. Investments was as follows: John Morrissey, $169,400; Kevin Wilkins, $254,100; Tabitha Wilkins Olzinski, $254,100; Ellen M. Harvey, $169,400; Michael K. Muscat, $169,400; and Susan M. Slaton, $169,400.

Michael K. Muscat, the son of M. Kenny Muscat, is an executive officer of the Company, serving as Vice President — Outsourcing Services. Michael Muscat received total compensation of $219,342 from the Company during 2006.

Our lease agreements with C.P. Investments, Inc. have been approved by the Audit Committee. The compensation of Michael K. Muscat, an executive officer of the Company, was not reviewed by the Audit Committee, but was reviewed and approved by the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under existing Nasdaq rules and SEC rules. The Audit Committee operates under a written charter, as amended by the Board of Directors on April 1, 2003.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2006.

•	We have discussed with the independent registered public accountants, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended.

•	We have received and reviewed the written disclosures and the letter from the independent registered public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the registered public accountants their independence. We considered whether the provision of non-financial audit services was compatible with Grant Thornton LLP’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and of the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

Audit Committee:

Ernest F. Ladd, III, Chairman
William R. Seifert, II
Charles P. Huffman

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2007 is being presented to the stockholders for approval at the annual meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.

General

The Audit Committee has approved the engagement of Grant Thornton as the Company’s independent registered public accountants for the year ending December 31, 2007. Grant Thornton has been engaged by the Company since 2004 and has audited the financial statements of the Company for the years ended December 31, 2006, 2005 and 2004.

It is expected that a representative of Grant Thornton will be present at the annual meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he so desires.

Fees Paid to Grant Thornton LLP

The following table presents the fees paid or accrued by the Company for the audit and other services rendered by Grant Thornton for the years ended December 31, 2006 and 2005.

	2006	2005

Audit Fees	$462,688	$408,442
Audit-Related Fees	79,960	92,268
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-

TOTAL	$542,648	$500,710

Audit Fees.  Audit Fees for the last two years were for services rendered by the independent registered public accountants for (i) the integrated audit of the Company’s annual financial statements and the effectiveness of, and management’s assessment of the effectiveness of, the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements.

Audit-Related Fees.  Audit Related Fees for 2006 and 2005 were for services rendered by the independent registered public accountants for (i) audits of the Company’s employee benefit plans and (ii) examining and reporting on the Company’s design and operating effectiveness of controls related to the Company’s Application Service Provider hosting environment and management of changes to computer programs in accordance with Statement on Auditing Standards No. 70, Service Organizations, as amended. All audit-related services were pre-approved by the Company’s Audit Committee.

Tax Fees.  There were no Tax Fees paid to Grant Thornton in 2006 or 2005.

All Other Fees.  All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. There were no such services in 2006 or 2005.

Pre-Approval Policy

The Audit Committee’s policy is to specifically pre-approve all audit and non-audit services to be rendered by the independent registered public accountants. Through this policy, the Audit Committee can effectively monitor the costs of services and can ensure that the provision of such services does not impair the registered accountant’s independence.

Vote Required; Board Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is needed to ratify the appointment of independent registered public accountants. Unless instructed to the contrary, the shares represented by the proxies will be voted to approve the ratification of the appointment of independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL 2.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the annual meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

DEADLINE FOR STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2008 Annual Meeting of Stockholders must be received by us by December 11, 2007 to be considered for inclusion in our proxy statement relating to such meeting.

A stockholder must notify us before February 24, 2008 of a proposal for the 2008 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material. If we do not receive such notice prior to February 24, 2008, proxies solicited by our Board of Directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail — Return Receipt Requested, to Computer Programs and Systems, Inc., Attention: M. Stephen Walker, 6600 Wall Street, Mobile, Alabama 36695.

A COPY OF OUR 2006 ANNUAL REPORT TO STOCKHOLDERS WHICH INCLUDES OUR FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, IS ENCLOSED WITH THIS PROXY STATEMENT. IF THE ANNUAL REPORT IS NOT INCLUDED, PLEASE NOTIFY US IN WRITING AT COMPUTER PROGRAMS AND SYSTEMS, INC., ATTENTION: M. STEPHEN WALKER, 6600 WALL STREET, MOBILE, ALABAMA 36695.

ANNUAL MEETING OF STOCKHOLDERS OF
COMPUTER PROGRAMS AND SYSTEMS, INC.
May 10, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
1
¯ Please detach along perforated line and mail in the envelope provided. ¯

20330000000000000000 9	051007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	To elect the following three persons as Class II directors to serve on the Board of Directors until the 2010 annual meeting or until their successors are duly elected and qualified:			2.	To ratify the appointment of Grant Thornton LLP as independent registered public accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:
☐	FOR ALL NOMINEES	O M. Kenny Muscat

The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth on the reverse side, and intends that this Proxy shall be effective at the Annual Meeting after such

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O J. Boyd Douglas O Charles P. Huffman

postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to the Company or its agent, American Stock Transfer & Trust Company, N.A., prior to the date of the Annual Meeting, or by attendance

☐	FOR ALL EXCEPT (See instructions below)			at the Annual Meeting. This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY
COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 WALL STREET
MOBILE, ALABAMA 36695
This Proxy is solicited on behalf of the Board of Directors of Computer Programs and Systems, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 10, 2007, and at any postponements or adjournments thereof (the “Annual Meeting”).
     The undersigned, being a stockholder of the Company, hereby appoints David A. Dye and J. Boyd Douglas, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the instructions on the reverse side of this card:
PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE